UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2014

INDEPENDENCE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54323	20-3866475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3020 Old Ranch Parkway, Suite 300, Seal Beach, CA		90740
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (562) 799-5588

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;

Asset Purchase Agreement with American Medical Distributors, LLC

On March 31, 2014, Independence Energy Corp. (“we”, “us”,“our”) entered into and closed an Asset Purchase Agreement (the “Agreement”) dated for reference March 31, 2014 with American Medical Distributors, LLC (“AMD”).  Pursuant to the agreement we have acquired from AMD all right, title and interest of AMD in and to a certain distribution contract (the “HuBDIC Agreement”) dated November 27, 2013 with HuBDIC Co. Ltd. (“HuBDIC”), a Korea corporation, pursuant to which AMD has been granted the exclusive right to distribute in the Americas certain professional and consumer grade non-touch thermometers known as the FS700 Pro and FS-700 (retail version), and any future versions.  As additional consideration, we have also received $60,000 and any assets of AMD related to its distribution business, including, all sales leads and related materials (collectively, including the HuBDIC Agreement, the “AMD Assets”).

The material terms of the HuBDIC Agreement are as follows: (a) term of 5 years from November 7, 2013; (b) subject to FDA approval of the HuBDIC products, which is anticipated, we are required to purchase a minimum of 3,000 product units for re-sale during year 1 of the distribution period, 8,000 during year 2, and 15,000 during each subsequent year; (c) a $10,000 distribution fee paid to HuBDIC by AMD will be credited toward the first product order; and (d) the deposit is refundable to us at our election, and we may terminate the HuBDIC Agreement in the event FDA approval is not granted by April 26, 2014.

In consideration of the AMD Assets, we have agreed to distribute to four designees of AMD an aggregate of 152,172,287 shares of our common stock.  These securities were issued to four accredited investors pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

Appointment of Directors and Officer

On March 31, 2014 our board of directors appointed Howard Taylor as Chief Executive Officer and director of our company, and Daniel Schreiber as a director of our company.  Mr. Taylor will also serve as Chairman of the board of directors.  Our board of directors now consists of Gregory Rotelli, Howard Taylor and Daniel Schreiber.  Mr. Rotelli, who resigned as Chief Executive Officer prior to Howard Taylor’s appointment, continues to serve as President, Chief Financial Officer, Secretary and Treasurer of our Company.  There are no familial relationships amongst our directors and officers.

Howard J. Taylor, Chief Executive Officer, Director, and Chairman of the Board

Since 1995, Howard J. Taylor has been CEO of Concorde Capital Limited, a private Investment Banking and consulting company focused on the sourcing, structuring, funding and management of private placements and private equity transactions.  Is this capacity Mr. Taylor has overseen numerous investments and placements of transactions across a broad industry spectrum and managed public reporting and Sarbanes Oxley compliance. Bringing over twenty five years capital markets experience,  Mr. Taylor has held the NASD Series 7, 24 and 63 licenses, been a Registered Director with the SFA (UK) and is a Fellow of the Securities Institute in the United Kingdom.  Formerly, Mr. Taylor was an executive with County Natwest Securities, a leading International Investment Bank, and a Director and Compliance officer of an NASD and SFA broker dealer where he was responsible for its successful transition into investment banking.  He is also a Director and major shareholder of  UK based Villa Care Ltd., a care home operating and property company and, since 2009, a founding group member of American Scientific Resources, a medical device company that led the way in the development of IR Thermometry.  Mr. Taylor served as a Director of American Scientific Resources from 2011 to 2012.  He is 53 years of age and is a resident of the United Kingdom.

Daniel J. Schreiber, Director

Since 1997 Mr. Daniel Schreiber has served as the Chief Executive Officer and President of Avior Capital, LLC. At Avior, Mr. Schreiber sources and structures real estate and  corporate finance transactions, and oversees the firm’s investment banking team. Mr. Schreiber began his career at Shearson Lehman where is he was a Director Counsel member.  Mr. Schreiber is 48 years of age and is a resident of California.

Item 9.01 Financial Statements and Exhibits

10.1 Asset Purchase Agreement with American Medical Distributors dated March 31, 2014.

10.2 Assignment Agreement between American Medical Distributors and HuBDIC

10.3 HuBDIC Co. Ltd Distribution Agreement dated November 27, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENCE ENERGY CORP.

/s/Gregory C. Rotelli
Gregory C. Rotelli
President and Director
Date: April 1, 2014